Exhibit 5.2

July 25, 2014

Oncolytics Biotech Inc.
210, 1167 Kensington Crescent N.W.
Calgary, AB T2N 1X7

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re:	Registration Statement on Form F-10

We hereby consent to the reference to us in the registration statement on Form F-10 (the "Registration Statement”) and the related preliminary short form base shelf prospectus (the "Prospectus”) of Oncolytics Biotech Inc. (the “Corporation”) relating to the registration of Cdn.$150,000,000 of common shares, subscription receipts, warrants, and units of the Corporation. We also consent to the use of our firm name in the Prospectus under the headings “Enforceability of Civil Liabilities” and “Legal Matters”.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours truly,

/s/ McCarthy Tetrault LLP

McCarthy Tetrault LLP